PRESS RELEASE

HARRIS & HARRIS GROUP, INC.		MARCH 6, 2009
111 WEST 57th STREET
NEW YORK, NY 10019			CONTACT: DOUGLAS W. JAMISON

NASDAQ/NMS SYMBOL: TINY			TEL. NO. (212) 582-0900


	 IMPACT OF ECONOMIC CONDITIONS ON HARRIS & HARRIS GROUP


      Given the current financial and economic environment, we have received a number of questions over the last few days. These questions have focused on how this environment is affecting Harris & Harris Group's financial position, its status as a financial institution, and more specifically its status as a business development company ("BDC").

      At September 30, 2008, we had approximately $57.9 million in cash and U.S. Treasury obligations. We have no debt outstanding. Accordingly, we are not subject to credit agency downgrades, or risk of default or failure from these types of loans that could cause us to fail asset coverage tests or force a fire sale of assets. Our operating expenses are expected to be approximately $6 million per year. Our Annual Letter to Shareholders and our annual report on Form 10-K will be filed with the Securities and Exchange Commission and posted on our website by March 16, 2009. The Annual Letter to Shareholders and annual report will continue to address how we have positioned Harris & Harris Group in this economic downturn.

      Regarding our status as a BDC, Harris & Harris Group is an internally managed venture capital company that has elected to operate as a BDC under the Investment Company Act of 1940. Unlike other BDCs that engage primarily in middle market lending, we believe that we are the only BDC that invests exclusively in venture capital-backed technology companies. Our investment objective is long-term capital appreciation rather than current income.
We fund our day-to-day operations using interest earned and proceeds from the sales of our investments in U.S. Treasury obligations ($57 million at September 30, 2008). Accordingly, any decrease in the valuations of our private portfolio companies does not currently adversely impact our daily liquidity.

      Harris & Harris Group is a publicly traded venture capital company that invests in tiny technology, including nanotechnology, microsystems and microelectromechanical systems (MEMS). A growing percentage of the Company's portfolio consists of companies developing cleantech solutions.

	Detailed information about Harris & Harris Group and its holdings can be found on its website at www.TinyTechVC.com.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual
Report on Form 10-K for the fiscal year ended December 31, 2007, the Company's report on Form 10-Q for the quarter ended September 30, 2008 and subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, Harris & Harris Group, Inc., undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The reference to the website www.TinyTechVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.